UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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iVillage Inc.
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Filed by iVillage Inc. pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

Subject Company: iVillage Inc.
Commission File No.: 0-20242

The following email was sent on Monday, March 6, 2006 by Carl R. Fischer IV, iVillage’s Senior Vice President, Corporate Communications, to certain iVillage employees:

From: Carl Fischer
Subject: Communications materials

The attached documents can be used to inform your business contacts about our announcement this morning and to provide them more details. With the exception of the fact sheet, this information should only be pasted in the body of an email and used in its entirety.

A reminder again that in accordance with the iVillage Inc. Corporate Communications Policy with which you have expressly agreed to comply, any communication of material or non-public information, including information regarding today’s announcement, with any outside individuals is strictly prohibited. As always, any and all communication with investors and the press should be directed immediately to me without comment. Please let me know if you have any questions.

- Carl

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

 iVillage has agreed to file a proxy statement in connection with the proposed Merger, which will be mailed to the stockholders of iVillage. Investors and iVillage’s stockholders are urged to read carefully the proxy statement and other relevant materials when they become available because they will contain important information about the Merger. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed by iVillage with the SEC through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by iVillage by going to the investor relations portion of iVillage’s corporate website at www.ivillage.com/investor or by contacting: Corporate Secretary, iVillage Inc., 500-512 Seventh Avenue, New York, NY 10018, Telephone: (212) 600-6000.

 iVillage and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. A description of any interests that iVillage’s officers and directors have in the Merger will be available in the proxy statement. Information regarding certain of these persons and their beneficial ownership of iVillage common stock as of April 27, 2005 is also set forth in the Schedule 14A filed by iVillage on April 29, 2005 with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to the investors relations portion of iVillage’s corporate website at www.ivillage.com/investor.

The following three attachments were included with the email:

Attachment 1 (Form letter to customers):

Dear [NAME]:

I am writing to share with you some exciting news about iVillage. Earlier today we announced an agreement for NBC Universal, one of the world’s leading media to acquire our company.

By uniting our two strong companies with highly complementary strengths, we believe we will be creating tremendous opportunities for our advertisers. An important part of our success, however, is our continued relationships with partners like [ADVERTISER NAME].

As part of a larger company, iVillage will benefit from greater resources, scale and opportunities, that will enable us to accelerate our growth as a leader in the women’s space online. You should notice only positive changes at iVillage under NBC Universal’s ownership. Moreover, the iVillage brand will be kept, and the company will continue to be headquartered in New York.

The transaction is expected to close some time in the second quarter. In the meantime, during this transition, it’s business as usual. We are committed to ensuring that this transition is as seamless and transparent as possible, and we don’t anticipate any significant change to our business relationship with you. You may continue to conduct business with iVillage in the manner to which you’ve become accustomed.

Again, this is a great opportunity for us all and I hope you share in our enthusiasm. Please feel free to contact me if you have any questions.

Sincerely,

[Name]

[Title]

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

iVillage has agreed to file a proxy statement in connection with the proposed Merger, which will be mailed to the stockholders of iVillage. Investors and iVillage’s stockholders are urged to read carefully the proxy statement and other relevant materials when they become available because they will contain important information about the Merger. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed by iVillage with the SEC through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by iVillage by going to the investor relations portion of iVillage’s corporate website at www.ivillage.com/investor or by contacting: Corporate Secretary, iVillage Inc., 500-512 Seventh Avenue, New York, NY 10018, Telephone: (212) 600-6000.

iVillage and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. A description of any interests that iVillage’s officers and directors have in the Merger will be available in the proxy statement. Information regarding certain of these persons and their beneficial ownership of iVillage common stock as of April 27, 2005 is also set forth in the Schedule 14A filed by iVillage on April 29, 2005 with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to the investors relations portion of iVillage’s corporate website at www.ivillage.com/investor.

Attachment 2 (Form letter to partners):

To our valued partners:

I am writing to share with you some exciting news about iVillage. Earlier today we announced an agreement for NBC Universal, one of the world’s leading media to acquire our company.

By uniting our two strong companies with highly complementary strengths, we believe we will be creating tremendous opportunities for our suppliers and partners, customers, and employees. An important part of our success, however, is our continued relationships with partners like you, who play an essential role in iVillage’s day-to-day operations.

As part of a larger company, iVillage will benefit from greater resources, scale and opportunities, that will enable us to accelerate our growth as a leader in the women’s space online. You should notice only positive changes at iVillage under NBC Universal’s ownership. Moreover, the iVillage brand will be kept, and the company will continue to be headquartered in New York.

The transaction is expected to close some time in the second quarter. In the meantime, during this transition, it’s business as usual. We are committed to ensuring that this transition is as seamless and transparent as possible, and we don’t anticipate any significant change to our business relationship with you. You may continue to conduct business with iVillage in the manner to which you’ve become accustomed and speak with your same iVillage contacts.

Again, this is a great opportunity for us all and I hope you share in our enthusiasm. Please feel free to contact me if you have any questions.

Sincerely,

[Name]

[Title]

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

iVillage has agreed to file a proxy statement in connection with the proposed Merger, which will be mailed to the stockholders of iVillage. Investors and iVillage’s stockholders are urged to read carefully the proxy statement and other relevant materials when they become available because they will contain important information about the Merger. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed by iVillage with the SEC through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by iVillage by going to the investor relations portion of

iVillage’s corporate website at www.ivillage.com/investor or by contacting: Corporate Secretary, iVillage Inc., 500-512 Seventh Avenue, New York, NY 10018, Telephone: (212) 600-6000.

iVillage and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. A description of any interests that iVillage’s officers and directors have in the Merger will be available in the proxy statement. Information regarding certain of these persons and their beneficial ownership of iVillage common stock as of April 27, 2005 is also set forth in the Schedule 14A filed by iVillage on April 29, 2005 with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to the investors relations portion of iVillage’s corporate website at www.ivillage.com/investor.

Attachment 3 (NBC Universal Fact Sheet):

NBC Universal is one of the world’s leading media and entertainment companies in the development, production, and marketing of entertainment, news, and information to a global audience. Formed in May 2004 through the combining of NBC and Vivendi Universal Entertainment, NBC Universal owns and operates a valuable portfolio of news and entertainment networks, a premier motion picture company, significant television production operations, a leading television stations group, and world-renowned theme parks. NBC Universal is 80%-owned by General Electric, with 20% controlled by Vivendi Universal.

TELEVISION NETWORKS

NBC Universal Television Stations

The NBC Universal Television Stations division comprises 14 NBC television stations in major U.S. television markets, along with 15 Telemundo stations and one independent Spanish-language television station. Together, these stations cover approximately 34% of the nation’s viewing households, and annually generate nearly $2 billion in revenue from advertising sales. Individually managed and staffed, these stations broadcast NBC and Telemundo network programs (excluding the single independent station, KWHY) and present substantial amounts of locally produced news, sports, and public affairs programming. The company’s Telemundo stations are in key Hispanic markets to capitalize on the nation’s fastest-growing population segment, and station duopolies in six of the nation’s top 20 markets enhance profitability and enable the stations to deliver the highest quality programming to their audiences.

NBC Stations:

•                  WNBC (NBC4 New York)*

•                  KNBC (NBC4 Los Angeles)*

•                  WMAQ (NBC5 Chicago)*

•                  WCAU (NBC10 Philadelphia)

•                  KNTV (NBC3 San Jose/San Fran.)*

•                  KXAS (NBC5 Dallas/Fort Worth)*

•                  WRC (NBC4 Washington)

•                  WTVJ (NBC6 Miami)*

•                  KNSD (NBC7/39 San Diego)

•                  WVIT (NBC30 Hartford)

•                  WNCN (NBC17 Raleigh)

•                  WCMH (NBC4 Columbus)

•                  WVTM (NBC13 Birmingham)

•                  WJAR (NBC10 Providence)

Telemundo Stations:

•                  KVEA (Los Angeles )*

•                  WNJU (New York)*

•                  WSCV (Miami)*

•                  KTMD (Houston)

•                  WSNS (Chicago)*

•                  KXTX (Dallas/Fort Worth)*

•                  KHRR (Tucson)

•                  WKAQ (Puerto Rico)

•                  KSTS (San Francisco/San Jose)*

•                  KDRX (Phoenix)

•                  KNSO (Fresno)

•                  KMAS (Denver)

•                  WNEU (Boston/Merrimack)

•                  KVDA (San Antonio)

Independent Stations:

•                  KWHY (Los Angeles )*

* Duopoly markets

NBC Television Network

The NBC Television Network’s strength derives from combining NBC’s strong national identity and programming with the local identity and programming of its affiliates in communities across America. The sale of advertising time enables the NBC Television Network to provide programming to the public free of charge.

Affiliated television stations are an integral part of NBC’s overall broadcast service. The NBC Television Network broadcasts approximately 5,000 hours of TV programming each year, transmitting to more than 200 affiliated stations across the United States. These independently owned affiliates then broadcast the NBC signal to an estimated 99 percent of all homes in the United States with television sets. In addition to airing NBC’s national programming, affiliates serve their communities by producing news, sports, and public affairs programming that addresses local needs.

Telemundo

Telemundo, a U.S. Spanish-language television network, is the essential entertainment, news, and sports source for Hispanics. Broadcasting unique national and local programming for the fastest-growing segment of the U.S. population, Telemundo reaches 92% of U.S. Hispanic viewers in 118 markets, 36 broadcast affiliates and nearly 700 cable affiliates. The NBC Universal Television Stations division owns and operates 15 Telemundo stations and one independent Spanish-language television station (KWHY, Los Angeles).

The network’s schedule features a wide range of original programming, including popular novelas, talk shows, sports and news, reality, entertainment, and music programs. Telemundo is the only U.S. Spanish-language network to present a prime-time programming schedule consisting entirely of its own original programming. As a part of the vast NBC Universal family, Telemundo is able to offer viewers many programming synergies such as Spanish-language broadcasts of the Miss Universe Pageant and Macy’s Thanksgiving Day Parade. In August of 2004, Telemundo made history by airing the first-ever Spanish language coverage of the Olympics in the U.S.

NBC Entertainment

NBC Entertainment develops and schedules programming for the network’s primetime, late-night, and daytime schedules. NBC’s quality programs and balanced lineup have earned the network critical acclaim, numerous awards, and ratings success. The network has earned more Emmy Awards than any network in television history.

NBC’s roster of popular scripted series includes Crossing Jordan, ER, Joey, Las Vegas, the Law & Order franchise, Medium, Scrubs, Third Watch, The West Wing, and Will & Grace.

In the alternative series realm, NBC boasts the hit unscripted drama The Apprentice, hosted by Donald Trump and produced by Mark Burnett. Other shows in this genre include Fear Factor, which continues to rule the time period on Mondays in its fifth season; The Biggest Loser, which improved on NBC’s season average for the time period by 55 percent; and The Contender, from Mark Burnett and Sly Stallone. NBC also airs original movies and event programming throughout the year.

NBC’s late-night story is highlighted by the top-rated series The Tonight Show with Jay Leno, Late Night with Conan O’Brien, Last Call with Carson Daly and Saturday Night Live, each of which is No. 1 among key demographic groups.

NBC Daytime remains No. 1 in women 18-49. The network’s two daytime dramas, Days of Our Lives and Passions, are written by head writer James E. Reilly and rank first and second for the season among women 18-34 viewers.

Saturday mornings the network broadcasts Discovery Kids on NBC, a three-hour block that features entertaining and informative series that showcase the best of real world entertainment and reality-based dramatic programming for kids.

NBC News

NBC News has been a primary source of global news and information for more than 75 years, first on radio, and today via broadcast and cable television and the Internet. Operating around the clock with bureaus in key cities in the United States and overseas, NBC News provides immediate coverage and in-depth reporting of major events to Americans coast to coast.

In recent years, NBC has become the dominant force in television news, watched by more Americans than any other news organization. NBC News provides more than 25 hours of weekly programming in the United States, including the No. 1-rated broadcasts Nightly News with Brian Williams, Today, and Meet the Press. The network also produces weekend editions of Nightly News and Today, as well as The Chris Matthews Show. Dateline NBC is the signature broadcast for NBC News in primetime. Also under the NBC News umbrella is MSNBC, the 24-hour cable news channel and Internet service launched in 1996.

NBC Universal Sports & Olympics

NBC Universal Sports & Olympics presents viewers with a lineup of prestigious sports properties.

As America’s Olympic Network, NBC will bring television’s most powerful property to hundreds of millions of viewers through 2012. In August 2004, the networks of NBC Universal—NBC, MSNBC, CNBC, USA, Bravo, Telemundo, and NBC’s high-definition affiliates—offered an unprecedented 1,210 hours of Olympic coverage from Athens, nearly tripling NBC’s total hours from Sydney in 2000. For the first time, NBC presented 24-hour Olympic coverage featuring all 28 Summer Olympic sports, and Telemundo’s Spanish-language broadcast was the first non-English language Olympic broadcast in U.S. television history.

NBC Universal and the NFL reached a landmark six-year agreement in April 2005, giving NBC the rights to “Sunday Night Football” from 2006-2011. Each season, NBC Sports will broadcast 16 regular season games, the Thursday night primetime season opener, two wild card playoff games and the 2009 and 2012 Super Bowls.

NASCAR, America’s fastest-growing sport, highlights the NBC Sports calendar from July through November, when the Nextel Cup champion is crowned. NBC airs NASCAR’s premier event, the Daytona 500, every other year.

In 2004, NBC Sports and the NHL entered a revenue sharing partnership with broadcasts beginning next season. NBC will feature seven weeks of regular season regional coverage, six Stanley Cup playoff games and primetime coverage of Games 3-7 of the Stanley Cup Finals.

NBC Sports’ landmark, profitable revenue-sharing partnership with the Arena Football League is one example of the division’s commitment to financial responsibility while still providing outstanding sports coverage.

NBC’s marquee golf events include the U.S. Open, Ryder Cup, and a PGA Tour lineup that includes The Players Championship and the President’s Cup. Other NBC Sports properties include Notre Dame football, Wimbledon, the French Open, thoroughbred racing’s Visa Triple Crown and the Breeders’ Cup.

In February 2004, NBC Sports announced a joint venture with ClearChannel Entertainment to own and operate the breakthrough Dew Action Sports Tour, a five-month pro tour of action sports launching in 2005.

The USA Network Sports lineup includes the Masters, Ryder Cup, and PGA Tour; more than 100 hours of U.S. Open tennis coverage; and popular primetime coverage of the Westminster Kennel Club Dog Show.

NBC Universal Cable

NBC Universal Cable drives the company’s cable strategic development and growth including video-on-demand, pay-per-view, HDTV, and retransmission consent, and oversees the cable distribution, marketing, and local ad sales of fourteen properties (Bravo, CNBC, CNBC World, MSNBC, mun2, NBC Weather Plus, SCI FI, ShopNBC, Telemundo, Telemundo Puerto Rico, Trio, Universal HD, USA, and the Olympics on cable). NBC Universal Cable also directs and manages the company’s cable and new media investments including A&E, The History Channel, History Channel International, The Biography Channel, National Geographic International, the Sundance Channel, and Tivo.

Paxson

NBC Universal has an interest in Paxson Communications Corporation. Paxson owns and operates the nation’s largest broadcast television station group and reaches 83% of U.S. television households via nationwide broadcast television, cable, and satellite distribution systems.

Bravo

Bravo provides more than 78 million homes with original programming and movies dedicated to the arts, fashion, and popular culture. With Bravo’s lineup of unscripted television, viewers get a candid look at some of Hollywood’s brightest stars and are exposed to exciting, new personalities. The network’s critically acclaimed and award-winning original programming includes Inside the Actors Studio, Celebrity Poker Showdown, Project Greenlight, and the Emmy-winning series Queer Eye for the Straight Guy. Bravo’s latest hits include Blow Out, Showbiz Moms & Dads, and Project Runway.

CNBC

CNBC is the recognized global leader in business news, providing real-time financial market coverage and business information to more than 200 million homes worldwide, including more than 86 million households in the United States and Canada. The network’s Business Day programming (weekdays 5:00 a.m. to 7:00 p.m. ET) is produced at CNBC’s headquarters in Englewood Cliffs, N.J., and also includes reports from CNBC news bureaus worldwide. Additionally, CNBC viewers can manage their individual investment portfolios and gain additional in-depth information by accessing www.cnbc.com. CNBC Europe and CNBC Asia Pacific are services of NBC Universal and Dow Jones & Company.

MSNBC

MSNBC is a groundbreaking joint venture from Microsoft and NBC, comprised of MSNBC TV on cable and MSNBC.com on the Internet. The MSNBC concept means that both television viewers and personal-computer users will benefit from a service that offers truly integrated television and interactive news, quality breaking news coverage and dynamic discussion of topical events.

mun2

mun2 (pronounced “moon dose”) reaches approximately 9 million U.S. households including all top 20 U.S. Hispanic markets through cable and direct to home. A pioneer in Latino youth programming, mun2 has been providing U.S. Latinos (particularly in the 18-34 demographic) with relevant bilingual content since its launch in October 2001. Consistent with Telemundo’s theme of developing original programming for the Hispanic market, mun2 has captured its unique niche by developing original shows for Latino youth, including original comedies and dramas, music-video programs, reality programs, and game shows.

SCI FI Channel

SCI FI Channel is a television network where “what if” is what’s on. SCI FI fuels the imagination of viewers with original series and events, blockbuster movies and classic science fiction and fantasy programming, as well as a dynamic Web site (www.scifi.com) and in-depth magazine. Launched in 1992, and currently in 84 million homes, SCI FI Channel is a powerhouse in original dramatic series with its Friday night block of originals, Stargate SG1, Stargate Atlantis and newest hit, Battlestar Galactica. Additionally, the channel is known for Emmy Award-winning miniseries and an eclectic slate of “alternative reality” programs such as Ghost Hunters.

Telemundo Puerto Rico

Telemundo Puerto Rico is a Spanish-language cable network available in the U.S. via cable and satellite. Launched in first quarter 2005 and currently seen in more than 1.3 million homes, culturally relevant programming includes live news, talk shows, films, series, and sports produced for Puerto Ricans and Spanish-speaking communities within the United States.

TRIO

TRIO pop, culture, TV. The only network on television exclusively devoted to pop culture. Named the “it” network by Entertainment Weekly, TRIO presents programming from the worlds of television, film, theater, music, and fashion with a sharp point of view and a standout schedule. From original “tentpole” months focused on a singular pop culture theme to a critically acclaimed primetime lineup that includes the breakout series Brilliant, But Cancelled, TRIO delivers the best in pop culture. Targeting an upscale audience of adults 18-49, TRIO is available to 9 million households via digital cable services.

USA Network

USA Network is cable television’s leading provider of original series and feature movies, sports events, off-network television shows, and blockbuster theatrical films. The network is available in approximately 88 million U.S. households. In the first quarter of 2005, the series premiere of USA Network’s original drama Kojak drew 4.5 million viewers, making it the highest-rated and most-watched new series premiere on basic cable this year.

NBC Weather Plus

NBC Weather Plus is the nation’s first all-digital, 24/7 broadcast network. A joint venture between NBC Universal and its affiliates, NBC Weather Plus combines national and local weather coverage with in-depth, live reports throughout the day from trusted local meteorologists, backed by the strength of the NBC News network. When viewers tune into NBC Weather Plus, the network’s distinctive “L Bar” on the perimeter of the screen provides current temperatures as well as five-day and hour-by-hour forecasts in real time, 24 hours a day, seven days a week, even during commercials—a first for any network.

International Channels

Internationally, NBC Universal operates CNBC Europe and CNBC Asia Pacific in partnership with Dow Jones & Company. These services use CNBC’s global expertise for international updates and information while providing leading local coverage of business and financial markets in local languages. CNBC Europe reaches 87 million households in Europe, the Middle East, and Africa. CNBC Asia Pacific delivers more than 35 million households across the Asia Pacific region. The company’s cable holdings also include Telemundo Internacional, which reaches more than 20 markets across Latin America, and a significant ownership stake in NBC Europe, which reaches approximately 16 million households in Germany.

NBC Universal owns and operates eight entertainment television channels across Europe and Latin America, under four distinctive channel brands: SCI FI (science-fiction), 13th Street (action and suspense), Studio Universal (24-hour movies), and Universal Channel (crime & investigation). The channels have become leading pay services in their individual markets, a testament to the strength of combining a local focus with premier programming. Collectively, these channels reach 28 million subscribers across 27 countries.

PRODUCTION AND DISTRIBUTION

NBC Universal Television Studio

NBC Universal Television Studio was formed through the union of production companies Universal Network Television and NBC Studios. The studio produces or co-produces series for primetime and late night, a daytime drama, and dozens of longform and reality projects for a variety of network and cable television outlets. Its current roster features the Emmy-winning comedy Will & Grace and the powerhouse Law & Order drama franchise.

NBC Studios first made its mark in the 1950s with NBC’s hit western Bonanza and went on to create series including The Fresh Prince of Bel-Air and current hit NBC dramas Las Vegas (with DreamWorks Television), Crossing Jordan, and American Dreams. Universal Television was created in 1951, and its roster of memorable shows includes Leave It to Beaver, Columbo, The Rockford Files, and Miami Vice, among dozens of others.

NBC Universal Television Studio is the producer of the Law & Order franchise, the most successful drama series brand in television history. The four dramas from Emmy Award-winning executive producer Dick Wolf include the original that began in 1990 along with Law & Order: Special Victims Unit (1999), Law & Order: Criminal Intent (2001) and the newest for 2004-05, Law & Order: Trial by Jury (all for NBC). The studio also produces House (for Fox) and the new drama Medical Investigation and the new comedy Committed, both for NBC.

Late-night programs include The Tonight Show with Jay Leno, Late Night with Conan O’Brien, Saturday Night Live, and Last Call with Carson Daly, while Passions is a ratings hit in key demographics among daytime viewers.

Landmark programs in the longform arena include Peter the Great (winner of three Emmys), An Early Frost (winner of four Emmys and a Peabody Award), the acclaimed miniseries Rich Man, Poor Man, and the first made-for-television movie, See How They Run, which aired on NBC in 1964.

NBC Universal Television Distribution

NBC Universal is a leader in providing entertainment programming to the domestic and international marketplaces. The NBC Universal Television Distribution division is responsible for the global distribution of NBC Universal product to all forms of television throughout the world. This includes distribution of current and library film and television product in the pay, free, and basic markets, as well as the domestic syndication of first-run syndicated TV programs and theatrical and TV movie packages.

NBC Universal’s vast library of theatrical and television titles includes more than 4,000 feature films and more than 40,000 episodes of television programming. NBC Universal’s world-class filmed entertainment library offers customers a compelling selection of titles, including such contemporary hit feature films as Dr. Seuss’ How the Grinch Stole Christmas, The Fast and the Furious, The Mummy Returns, and Bruce Almighty, as well as classics including the Academy Award-winning All Quiet on the Western Front (1929), To Kill a Mockingbird (1962), The Deer Hunter (1978), and Schindler’s List (1993). NBC Universal’s library is also home to some of pop culture’s most popular classic television programs, including Magnum, P.I., Miami Vice, The A-Team, Alfred Hitchock Presents, Murder, She Wrote, and Columbo.

Current and upcoming first-run strip syndicated programming includes a daily series with Martha Stewart, Access Hollywood, Blind Date, The Jerry Springer Show, Maury, and Starting Over. Current and upcoming first-run weekly syndicated programming includes The Chris Matthews Show, The George Michael Sports Machine, Rebecca’s Garden, The Wall Street Journal Report, and Your Total Health, and the off-network distribution of Crossing Jordan, Fear Factor, Providence, Ed, and the Law & Order franchise. Special programming includes the Good Housekeeping Reports news inserts, The Remarkable Journey specials, as well as a collection of feature film packages.

FILM

Universal Pictures

Universal Pictures creates and distributes theatrical and non-theatrical filmed entertainment. A high-quality and diverse product mix is delivered to the growing global marketplace through a variety of internally developed titles, co-productions, local acquisitions, specialty motion pictures, direct-to-video titles, specialty video, classic titles, and consumer products. These films and videos then provide content for television, and further drive the recreation business, consumer products, and other ancillary businesses.

Balancing growth and cost containment, Universal Pictures has implemented a clearly defined business strategy—based on diversification, international expansion, maximization of distribution channels, and risk management—that balances gross production spending against the total investment.

Universal has achieved both popular success and critical acclaim with its recent Academy Award winners A Beautiful Mind, The Pianist, and Lost in Translation. Classic, Academy Award-winning films from Universal include All Quiet on the Western Front (1930), To Kill a Mockingbird (1962), The Deer Hunter (1978), and Schindler’s List (1993).

In order to create the best, most memorable films, Universal Pictures has forged production agreements with some of the world’s finest filmmakers and production companies, including: Imagine Entertainment (Brian Grazer, Ron Howard), Tribeca Films (Robert De Niro, Jane Rosenthal), Shady Acres (Tom Shadyac), The Kennedy/Marshall Company (Kathleen Kennedy, Frank Marshall), Double Feature Films (Michael Shamberg, Stacey Sher), Playtone Company (Tom Hanks, Gary Goetzman), Strike Entertainment (Marc Abraham), Type A Films (Reese Witherspoon), Depth of Field (Chris Weitz and Paul Weitz), Stephen Sommers, and Working Title Films (Tim Bevan, Eric Fellner), Europe’s foremost film production company.

Throughout 2004, Universal saw success in both the domestic and international marketplace. In the domestic arena the studio saw great returns on sleeper hits such as Along Came Polly, Dawn of the Dead, and Friday Night Lights, and blockbusters like The Bourne Supremacy. Universal’s 2004 release of Meet the Fockers - the sequel to the 2000 hit comedy Meet the Parents - generated well over $200 million in its first five weeks in theaters and, in 2005, became the highest-grossing live-action comedy of all time with worldwide box-office receipts in excess of $500 million. The critically acclaimed biopic Ray grossed $73 million domestically, won two Oscars (Best Actor and Best Sound Mixing) on six nominations, and earned the distinction of being the highest-grossing African American biopic ever in the international marketplace.

In the Universal Pictures International marketplace, Bridget Jones: The Edge of Reason and Van Helsing grossed over $240 million and $300 million, respectively. One of the biggest highlights for UPI was Seven Dwarfs, a local co-production with Universal Pictures Germany, which was Germany’s third-highest-grossing film in 2004 (with more than $56 million to date).

Focus Features

Focus Features is a motion picture production, financing, and worldwide distribution company committed to bringing moviegoers the most original stories from the world’s most innovative filmmakers. Formed in May 2002, Focus has quickly emerged as a premier film company, with Academy Award-winning movies including Roman Polanski’s The Pianist, Sofia Coppola’s Lost in Translation, Michel Gondry’s Eternal Sunshine of the Spotless Mind, and Walter Salles’ The Motorcycle Diaries. Focus is currently in release with Ang Lee’s multi-award-winning film Brokeback Mountain. Upcoming from Focus in 2006 are Sanaa Hamri’s Something New, starring Sanaa Lathan and Simon Baker; Rian Johnson’s Brick, starring Joseph Gordon-Levitt (winner of a Special Jury Prize at the 2005 Sundance Film Festival); Gaby Dellal’s On a Clear Day, starring Peter Mullan and Brenda Blethyn; Peter Cattaneo’s family film Opal Dream; Phillip Noyce’s Hotstuff, starring Tim Robbins and Derek Luke; and Allen Coulter’s Truth, Justice and the American Way, starring Adrien Brody, Ben Affleck, and Diane Lane.

Rogue Pictures

Created in March 2004, Rogue Pictures produces and distributes high-quality suspense, action, thriller, comedy, and urban entertainment with mainstream appeal and franchise potential. Rogue’s first release was Edgar Wright’s award-winning Shaun of the Dead. Upcoming Rogue Pictures releases include Dave Chappelle’s Block Party, directed by Michel Gondry; Vondie Curtis Hall’s Waist Deep, starring Tyrese Gibson, Meagan Good, Larenz Tate, and The Game; The Return, starring Sarah Michelle Gellar for director Asif Kapadia; Neil Marshall’s DOOMSDAY; Ben Garant’s Balls of Fury; Alex Aja’s The Waiting; and White Noise 2: The Light.

Universal Studios Home Entertainment

Universal Studios Home Entertainment (USHE) markets and distributes Universal’s contemporary and classic theatrical and television product, spanning properties from the company’s Universal Pictures, Focus Features, Rogue Pictures, and NBC Television labels, as well as direct-to-DVD titles from Universal Home Entertainment Productions and select third-party productions, including entertainment from DreamWorks SKG.

USHE’s vast 4,000-title catalog is among the largest and most celebrated in the industry, comprising a wide variety of titles and genres. Among its most-prized properties are the film franchises: The Fast and The Furious,

The Mummy, American Pie, Bridget Jones, The Bourne series, Riddick, Bring It On, Beethoven, The Land Before Time, and the legendary monster movies.

In 2004, USHE released such high-profile titles as American Wedding, Bourne Supremacy, The Chronicles of Riddick, Bring It on Again, Meet the Parents, and Van Helsing.

In the TV-to-DVD category, consumer spending for USHE television product increased by 549% year-to-year, which is more than five times the industry’s average increase over the last year. USHE has an ambitious 2005 slate of over 50 TV-to-DVD titles, including Las Vegas, Miami Vice, Kojak, Murder She Wrote, and Dragnet ‘67, plus second seasons of Magnum PI, Knight Rider, and The A-Team.

With respect to DVD film releases in 2005, Universal titles such as Meet the Fockers and White Noise will help USHE bring a theatrical box-office slate of nearly $400 million dollars to the home entertainment market.

PARKS AND RESORTS

Universal Parks & Resorts

Universal Parks & Resorts encompasses today’s most relevant and popular entertainment experiences, creating emotional connections with guests around the world. Each year, millions of guests visit the theme parks to experience thrilling, world-famous attractions that use ground-breaking technology and cannot be found anywhere else.

Universal Parks & Resorts is experiencing exciting growth throughout its properties. Recent additions, such as Revenge of the Mummy–The Ride and Shrek 4D, anchor the theme parks in both Hollywood and Orlando. Fear Factor Live, the first theme park attraction based on a reality television series, opens this year on both coasts.

NBC Universal wholly owns Universal Studios Hollywood, which includes Universal CityWalk. In addition, the company has significant interests in Universal Orlando, a world-class destination resort featuring two parks (Universal Studios Florida and Islands of Adventure), three premier hotels, and CityWalk, the 30-acre nighttime entertainment complex; Universal Studios Japan in Osaka; and Universal Mediterranea near Barcelona, Spain

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

 iVillage has agreed to file a proxy statement in connection with the proposed Merger, which will be mailed to the stockholders of iVillage. Investors and iVillage’s stockholders are urged to read carefully the proxy statement and other relevant materials when they become available because they will contain important information about the Merger. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed by iVillage with the SEC through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by iVillage by going to the investor relations portion of iVillage’s corporate website at www.ivillage.com/investor or by contacting: Corporate Secretary, iVillage Inc., 500-512 Seventh Avenue, New York, NY 10018, Telephone: (212) 600-6000.

 iVillage and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. A description of any interests that iVillage’s officers and directors have in the Merger will be available in the proxy statement. Information regarding certain of these persons and their beneficial ownership of iVillage common stock as of April 27, 2005 is also set forth in the Schedule 14A filed by iVillage on April 29, 2005 with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to the investor relations portion of iVillage’s corporate website at www.ivillage.com/investor.